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                                               Exhibit 10(A)

 EXECUTION COPY

                            AGREEMENT

     THIS AMENDED AND RESTATED AGREEMENT, dated as of March 20, 1997, by and between UNITEL VIDEO, INC., a Delaware corporation (herein "Employer") and ALBERT WALTON, an individual residing at 1040 S. Longwood Ave., Los Angeles, CA 90019 (hereinafter "Employee").

                      W I T N E S S E T H :

     WHEREAS, Editel Los Angeles, a division of Employer, and Employee have executed an Agreement dated as of December 1, 1996 (the "Original Agreement") relating to the terms of Employee's employment with Employer; and

     WHEREAS, it is currently contemplated that Editel Los Angeles and Unitel/ Hollywood, also a division of Employer, shall be merged (the new entity consisting of the merged divisions of Editel Los Angeles and Unitel/ Hollywood being hereinafter referred to as the "Merged Division"); and

     WHEREAS, Employer desires that Employee perform certain duties and have certain responsibilities for both Editel Los Angeles and the Merged Division and Employee accepts such duties and responsibilities in accordance with the terms of this Agreement; and

     WHEREAS, this Agreement amends and restates the Original Agreement in its entirety and the Original Agreement is of no further force and effect;

     NOW THEREFORE, in consideration of the premises and the agreements herein contained, Employer and Employee agree as follows:

Section 1.     Employment.

     A. Employee shall perform such duties and exercise such powers on behalf of Employer and have such responsibilities as are consistent with the position of (1) for so long as Editel Los Angeles is in existence, "President
- Editel Los Angeles" and (2) upon the establishment of the Merged Division, "President and Chief Executive Officer of the Merged Division," together with any other function as might reasonably be deemed required and necessary for the advancement of the interests of Employer.

     B. Employee shall devote his best efforts and his time, knowledge, skill, attention and energy exclusively to the business of Employer in the advancement of the interests of Employer. Employee will not engage in any activities that would interfere with his ability to discharge his responsibilities as an employee of Employer.

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     C.   Employer shall have the right at any time, and from time to time, to modify the duties to be performed by Employee, or the powers exercised by him, consistent with the discharge of his responsibilities as either President of Editel Los Angeles or President and Chief Executive Officer of the Merged Division, as applicable; provided, however, that Employer may not modify the duties of Employee such that the modification(s) creates a substantial change or alteration in Employee's duties without first obtaining Employee's written consent.

Section 2.     Term of Employment.

     A. Employee's employment under this Agreement shall be for a period commencing on March 20, 1997, and ending on August 31, 1998 (the "Employment Period").

     B. Notwithstanding the terms of paragraph A of this section, Employee's employment is subject to termination by Employer in accordance with the provisions of Section 5 of this Agreement.

Section 3.     Compensation.

     A. In consideration for the services to be rendered by Employee hereunder and in consideration of the covenants herein given by Employee, Employer shall pay to Employee an annual salary of One Hundred Ninety Thousand Dollars ($190,000.00) during the Employment Period.

     B. Employee shall be paid bonus compensation in respect of each fiscal year of Employer during the Employment Period (commencing with Employer's fiscal year ending August 31, 1997) equal to five (5%) percent of the pre-tax net income of Editel Los Angeles and its successor the Merged Division (calculated in accordance with Employer's accounting practices currently in force; provided that the corporate charge used in calculating such amount shall be whatever was agreed to in the budget for Editel Los Angeles for such fiscal year (whether the actual number for such charge in such fiscal year increases or decreases from such budgeted amount) and the depreciation expense used in such calculation shall be the lesser of the budgeted amount or the actual amount for Editel Los Angeles for such fiscal year unless actual exceeds budgeted due to an increase in Editel Los Angeles' capital budget for such fiscal year in which case the actual amount will be used in such calculation) for such fiscal year. Bonus compensation payable pursuant to this Section 3B shall be paid within 90 days after the end of the applicable fiscal year. Bonus compensation shall be pro rated in respect of any period during the Employment Period which is shorter than a full fiscal year of Employer.

     C. Employee shall be paid bonus compensation equal to Forty Thousand Dollars ($40,000) for services related to the merger of Unitel Hollywood and Editel Los Angeles divisions. This bonus is payable on a one time basis, within 90 days after the end of the fiscal year ended August 31, 1997.

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     D.   All compensation provided for in this paragraph 3, shall be subject to withholding as required by law or by the terms of any applicable benefit plan(s) and shall be paid in accordance with Employer's customary practices.

     E. Employee shall receive options to purchase 10,000 shares of the common stock of Unitel Video, Inc., at the option price of $5.25, each, in accordance with Employer's stock option plan, a copy of which is attached hereto marked Exhibit "A". Employee acknowledges that he has received such options.

Section 4.     Benefits.

     A. During the Employment Period, Employee shall be eligible to participate in such pension, insurance, medical, disability and other employee benefit plans of Employer which may be in effect from time to time, to the extent he is eligible under the terms of those plans on the same basis as other similarly situated employees of Employer.

     B. Employee shall receive vacation during each annual period during the Employment Period calculated in accordance with Employer policy.

     C. Employer will pay for (i) lease payments on one automobile leased and utilized for business purposes not to exceed a maximum of $600 per month (including sales taxes) and (ii) the cost of insurance and maintenance for such automobile.

Section 5.     Termination.

     A. Employee's employment and his rights hereunder shall terminate on the first to occur of the following dates:

          (i)  the expiration of the Employment Period;
          (ii) the date on which Employer gives Employee written notice of termination for cause pursuant to subsection (b) hereof;
          (iii) upon Employee's death; or
          (iv) at the option of Employer, at the expiration of the maximum period or leave pursuant to the federal Family Medical Leave Act (if applicable to Employee) or 60 days after the onset of Employee's disability, whichever is later.

     B. Should Employee (in the reasonable opinion of Employer) (i) fail, neglect or refuse (other than by reason of mental or physical disability) to perform or observe any or all of his obligations hereunder at the time and in the manner herein provided; (ii) commit an act of dishonesty, gross negligence or willful misconduct, including, without limitation, fraud or embezzlement; (iii) make or be found to have made any false representation or warranty herein; (iv) be in breach of any material covenant or other

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obligation contained in this Agreement; (v) be convicted of a felony or any crime involving moral turpitude; or (vi) be found to be in possession or under the influence of illegal drugs, Employer may upon written notice, at its option, terminate this Agreement, and thereupon be released and discharged from the obligation to pay salary accruing after the date of Employee's discharge, and from all other obligations provided for herein, but such termination shall not affect any liability of Employee to Employer for any loss or damages to Employer caused by, or arising out of, the conduct of Employee resulting in his termination under this subsection (B).

Section 6.     Non-Disclosure Covenant; Ownership of Proceeds Employment.

     A. Employee shall not, at any time during the term of this Agreement or thereafter, except in the performance of his duties hereunder, communicate or disclose to any person, or use for his own account, without the prior written consent of Employer, any knowledge or information concerning any patents, inventions or equipment used in, or any secret or confidential information (including, without limitation, any customer lists or trade secrets) acquired by Employee by reason of his employment hereunder concerning the business and affairs of Employer or any of its affiliates. Employee shall retain all such proprietary and confidential information in trust for the sole benefit of Employer and its successors and assigns.

     B. Employer shall be the sole owner of all the fruits and proceeds of Employee's services hereunder all of which Employee will promptly disclose to Employer, including, but not limited to, all formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which Employee may create in connection with and during the Employment Period, free and clear of any claims by Employee (or anyone claiming through or under him) of any kind or character (other than his right to compensation hereunder). All copyrightable works created by Employee and covered by this paragraph shall be deemed to be Works for Hire. Employee shall, at the request of Employer, execute such assignments, certificates or other instruments as Employer may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its rights, title or interest in or to any such properties.
 If Employee is unable or unwilling to perform such acts, Employee hereby appoints Employer his attorney-in-fact with full power and authority to execute any and all documents and take such other action as is necessary to accomplish the foregoing.

     C. All memoranda, notes, records, and other documents made or compiled by Employee, or made available to him during his employment by Employer, concerning the business of Employer, shall be Employer's property and shall be delivered to Employer on the termination of this Agreement or at any other time on request.

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Section 7.     Covenants not to Compete; Non-Interference.

     A. Except in the course of his employment or upon the prior written consent of Employer, Employee shall not at any time during the Employment Period (i) render services or advice, for compensation or otherwise, to any other person or entity as an employee, consultant or independent contractor or otherwise; or (iii) enter into any other business affiliation, including, without limitation, the establishment of a proprietorship or the participation in a partnership or joint venture.

     B. Employee shall not, at any time during the Employment Period and for six (6) months after termination pursuant to Section 5, for compensation or otherwise, acting alone or in conjunction with others, directly or indirectly, as a stockholder, investor, officer or director of a corporation in which he possesses, directly or indirectly, the power to direct or cause the direction of management or policies (including without limitation a 5% or more holder of the voting securities of a corporation), or as sole proprietor or member of a partnership in all cases.

          (i) for his own account or for the account of any other person, engage, hire, employ or solicit the employment of any person who is then or has been, within three (3) months prior thereto, an officer, manager or employee of Employer, whether or not such person would commit a breach of his or her contract of employment by reason of leaving the services of Employer or

          (ii) take advantage of any corporate opportunity of Employer.

     C. The restrictions contained in this section are considered reasonable by the parties and it is the intent of the parties that such restrictions and the other provisions of this Section be enforced to the fullest extent permissible under the laws and the public policies applied in each jurisdiction in which enforcement is ought.

Section 8.     Compliance With Other Agreements.

          Employee represents and warrants to Employer that (i) he is legally free to make and perform this Agreement; and (ii) he has no obligation to any other person or entity that would or will affect or conflict with any of his obligations hereunder.

Section 9.     Full and Complete Agreement; Amendment.

          This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements regarding Employee's employment by Employer. This Agreement may be modified only by a written instrument executed by both parties.

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Section 10.    Waiver.

          No waiver by either party of any failure or refusal to comply with its or his obligation shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

Section 11.    Partial Invalidity.

          If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 12.    Successors and Assigns.

          This Agreement shall inure to the benefit of, and shall be binding upon the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any person or entity with which Employer may merge or consolidate or to which it may transfer all or substantially all of its assets. With respect to Employee, this Agreement, being personal, cannot be assigned.

Section 13.    Authorization.

          Employer warrants and represents that the person executing this Agreement on behalf of Employer has full right and authority to bind Employer corporation, and was and is authorized in every manner and respect to enter into this Agreement.

Section 14.    Notices.

          All notices and other communications which are required or may be given under this agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile, or five
(5) days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, in the case of Employer, to its Chief Executive Officer at 555 West 57th Street, New York, NY 10019, and, in the case of Employee, to 1040 S. Longwood Ave., Los Angeles, CA 90019, or to such other address as such party shall have specified by notice to the other party hereto.

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Section 15.    Jurisdiction.

          This Agreement shall be governed and construed in accordance with the laws of the State of New York (without regard to the principles of conflicts of laws), the principal place of business of Employer. The parties agree that the courts of the State of California shall have exclusive jurisdiction over all matters of this Agreement and either party may bring suit in such jurisdiction. The venue of such action shall be in Los Angeles County.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

UNITEL VIDEO, INC.                 ALBERT WALTON


By: /s/ Barry Knepper              By: /s/ Albert Walton
    -----------------                  -----------------
Title: Chief Executive Officer     Title: President














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